U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 12, 2009

NUCLEAR SOLUTIONS, INC.
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
(State of Incorporation)	Commission File No.	(IRS Employer
Identification No.)

5505 Connecticut Ave., N.W. Ste.191, Washington,D.C.	20015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,(202)   787 -  1951

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sales of Equity Securities

Stock Purchase Agreement

Nuclear Solutions, Inc. (the “Company”) owns One Hundred (100%) percent of the issued and outstanding common stock of Fuel Frontiers, Inc., (herein, “FFI”) a wholly owned Nevada subsidiary represented by Thirty Million 30,000,000 shares. On June 13, 2009, the Company entered into a Stock Purchase Agreement and sold Ten (10%) percent or Three Million (3,000,000) common shares (the “Shares”) to Schrader & Associates Defined Benefit Pension Plan (herein, “Schrader”) for the sum of Three Hundred Fifty Thousand ($350,000) Dollars.

FFI granted Schrader demand and piggyback registration rights on the Shares.

Schrader granted the Company the first right of refusal to match or exceed any third party bona fide offer to purchase the Shares until June 12, 2014.

We believe these securities were issued to an accredited investor as defined in Regulation D in a private non-public transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, (the, “Act”) and are deemed restricted securities and may not be publicly resold, without registration under the Act or unless exempt from the registration requirements.

The complete terms and conditions of the Stock Purchase Agreement is attached as Exhibits 10.0. Our brief description of this agreement is entirely qualified by the content of the attached agreement.

Management Agreement

On June 12, 2009, the Company, Fuel Frontiers (herein, “FFI”)and Schrader entered into a Management Agreement, (the “Agreement”).  The Agreement states that the Company will use the proceeds of the sale of the Shares according to the Company’s use of proceeds Schedule which is attached the Agreement.   Additionally, the Company has agreed to nominate and appoint, and or vote into office one person named by Schrader who will be seated as a member of the Fuel Frontiers board of directors for a 12-month term.

FFI, upon receipt of funds from the Company’s use of proceeds schedule, has agree to purchase certain real property located in Muhlenberg, Kentucky (the “Muhlenberg Property”) for the proposed construction of a Coal-to-Liquids (CTL) plant for approximately $150,000.  FFI has agreed to take title to the Muhlenberg Property in such a manner so that the property ownership would automatically transfer to Schrader in the event FFI were to file a petition in Bankruptcy Court, wind-up or liquidate.

Additionally, if FFI were to abandon its pursuit of a CTL plant on the Muhlenberg Property because FFI’s inability to obtain all appropriate approvals and permits required for a CTL plant, then FFI would sell the Muhlenberg Property and use the net proceeds to acquire another property for a CTL plant according to the same type of acquisition and title structure.

If FFI were able to secure an off-take agreement or fuel purchase agreement for fuels from its proposed CTL Plant, that would permit FFI to secure project financing, or if FFI were to secure project financing using the Muhlenberg or similar property as collateral, the Schrader would quit claim the future interest in and to the property to FFI.

The complete terms and conditions of the Management Agreement is attached as Exhibits 10.1.  Our brief description of this agreement is entirely qualified by the content of the attached agreement.

Stock Option Agreement

On June 12, 2009, in consideration of Five Thousand ($5,000) Dollars,  Nuclear Solutions granted Schrader & Associates Defined Benefit Pension Plan an option to purchase an additional Ten (10%) percent of Fuel Frontiers, Inc. for the sum of Three Hundred Fifty Thousand ($350,000) Dollars.  The options expires on September 12, 2009.

The complete terms and conditions of the Stock Option Agreement is attached as Exhibits 10.2.  Our brief description of this agreement is entirely qualified by the content of the attached agreement.

Item 7.01                Regulation FD Disclosure

On June 15, 2009, the Company issued a press release that disclosed a portion of the terms and conditions of the Stock Purchase Agreement, the Management Agreement and Stock Option Agreement referenced above.   The press release is attached as Exhibit 99.

Limitation on Incorporation by Reference

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as will be expressly set forth by specific reference in such a filing.  The information set forth in this Item 7.01 will not be deemed an admission of materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01                Financial Statements and Exhibits

(c) Index to Exhibits.

Exhibit Number	Description

10.0	Stock Purchase Agreement dated June 12, 2009
10.1	Management Agreement dated June 12, 2009
10.2	Stock Option Agreement dated June 12, 2009
99	Press Release June 15, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuclear Solutions, Inc.

Dated: June 16, 2009	/s/ Patrick Herda
By: Patrick Herda
Title: President